EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this  Registration Statement on Form S-8 of ECOtality Inc. and Subsidiaries of our report dated April 15, 2011, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of ECOtality Inc. and Subsidiaries for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona
September 23, 2011